Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This AGREEMENT, dated as of August 12, 2009 (the “Effective Date”), is between White Electronic Designs Corporation, an Indiana corporation, (the “Company”) and Gerald R. Dinkel (the “Executive”) (the “Agreement”).
     WHEREAS, the Company desires to employ Executive to fill the vacancy of the President and Chief Executive Officer position and Executive desires to be employed by the Company on the terms and conditions contained herein; and
     WHEREAS, in connection with this employment position, the Board of Directors of the Company (“Board”) intends to appoint Executive as a member of the Board, with the intention that the Executive will serve until the next annual meeting of shareholders, with future nominations and elections to the Board dependent upon, among other things, compliance with the terms and conditions hereof.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Employment, Duties and Agreements.
     (a) The Company hereby agrees to employ Executive as its sole President and Chief Executive Officer (“CEO”) and Executive shall be the Company’s most senior executive officer. The Executive hereby accepts such CEO position and agrees to serve the Company in such capacity during the Employment Period (as defined in Section 3 hereof). Executive shall also be appointed to the Board effective as of August 18, 2009. Conditioned on Executive’s continued service as CEO and his compliance with the terms and conditions of this Agreement and the written policies and rules of the Company applicable to his position, Executive shall be annually nominated by the Board (and/or any applicable committee of the Board) to be re-elected to the Board by the Company’s shareholders and in connection with such nomination, the Company shall also recommend that the shareholders should so elect Executive to the Board at each applicable annual meeting of shareholders. The parties agree that the Executive’s Board service shall in no event extend beyond his Employment Period. During the Employment Period, the Executive shall report to the Board and shall have such duties and responsibilities as the Board may reasonably determine from time to time as are consistent with the Executive’s position as CEO. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all lawful and reasonable instructions and directions of the Board and all applicable written policies and rules of the Company.
     (b) During the Employment Period, excluding any periods of vacation, holidays and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.
     (c) During the Employment Period, the Executive may not, without the prior written consent of the Board, directly or indirectly, operate, participate in the management, operations or control of, or act as a board member, executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.
2. Compensation.
     (a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $385,000 per annum, as may be adjusted (the “Base Salary”). Once increased, the Base Salary may not be decreased without Executive’s prior written consent; provided, however, that a pro rata reduction of salary or compensation, for whatever reason, affecting all senior executives of the Company, which also reduces the Executive’s Base Salary, shall not be prohibited by this Section 2(a). The Board and/or its Compensation Committee shall review the Executive’s Base Salary annually beginning with salary adjustment review performed by the Compensation Committee for fiscal 2011.
     (b) In addition to the Base Salary, during the Employment Period, the Executive will participate in an annual bonus program that will be established for fiscal 2010 and each subsequent fiscal year. The structure of the bonus program will be determined by the Compensation Committee with the active involvement of the Executive. The goal of the bonus program will be to establish a Company-wide pool for performance that meets or exceeds certain profit or EBITDA targets. Upon the achievement of these targets, a pre-determined bonus (the “Bonus) would be paid to the Executive, with the amount of the Bonus to be determined in good faith negotiations between the Executive and the Compensation Committee. Any earned Bonus shall be paid during the first 75 days after the end of the applicable fiscal year. If the Executive remains employed until the last day of such applicable fiscal year then he will be eligible to receive the Bonus or any portion thereof; provided, however, that if the Executive voluntarily terminates his employment (for other than Good Reason) or the Company terminates the Executive for Cause between the end of such fiscal year and the date that is 75 days thereafter, he shall forfeit his eligibility to receive any such Bonus that has otherwise been earned but not paid.
     (c) The Executive shall participate in awards granted pursuant to a Company equity incentive plan. Effective on the Effective Date, the Executive shall be granted an option, with a ten year term, to purchase 200,000 shares of the Company’s common stock subject to a monthly pro-rata vesting schedule over 48 months with vesting commencing as of the Effective Date. In addition, it is the goal of the Board to institute a new stock option plan, subject to the approval of shareholders, which will provide an expanded pool for the initiation of a performance-based option program. Under this program, the Executive would be given an additional award. Should this program not be initiated by the date of the annual meeting of the Company’s shareholders held in 2010 (the “2010 Annual Meeting”), the Compensation Committee will review the Executive’s stock and option awards and shall grant to Executive an additional equity award from the existing option plans, which award(s) shall be granted no later than forty-five (45) days following the date of the 2010 Annual Meeting. Any options granted to Executive shall be granted at a price no less than the fair market value of the Company’s common stock on the date of the grant and shall have time or performance vesting conditions as deemed appropriate by the Compensation Committee. All of the foregoing equity awards shall be subject to the terms and conditions set forth in the applicable Company plan and the related award agreement.
     (d) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate, on a no less favorable basis, in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to all other employees or to executives of the Company, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation, on a no less favorable basis, in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to all other employees or to executives of the Company (excepting any plan, practice, policy or program preempted by this Agreement such as policies which provides benefits in the nature of severance or continuation pay), including but not limited to medical, dental, and vision subject to all of the terms, conditions and premiums applicable to other employees of the Company. The Company shall pay the Executive’s premiums under the existing long-term disability plan. Under the existing long-term disability plan, the Executive is entitled to 60% of his Base Salary, subject to a maximum payout of $12,500 per month and an age-reduction schedule. The Company will use commercially reasonable efforts to obtain additional long-term disability coverage (above and beyond coverage applicable to other employees) to provide the Executive with long-term disability coverage equal to 60% of $385,000 (on an annualized basis).
     (e) The Company shall, at its expense, provide the Executive with commercially available term life insurance as follows: (i) under the existing group life insurance plan the Executive will be eligible for coverage in an approximate amount of $600,000; and (ii) the Company will use commercially reasonable efforts to obtain coverage under an individual policy in an approximate amount of $170,000. Notwithstanding the foregoing, the Company may determine, in its sole discretion, to provide all of the foregoing insurance coverage solely pursuant to an individual policy. Any such policies will be subject to any carrier mandated age-reduction schedule and may require the Executive to submit to a physical examination. The death benefits of any such policy shall be payable to one or more beneficiaries designated by the Executive. Following termination of the Employment Period, the Company shall utilize commercially reasonable efforts to permit the Executive to continue such coverage following termination of employment, subject only to continued payment of premiums by the Executive (unless the Company has such payment obligations pursuant to Section 5(a)). The Executive shall also be entitled to reimbursement for expenses related to an annual comprehensive medical physical examination conducted by a medical practitioner of his choosing.
     (f) During the Employment Period, the Company shall provide the Executive with a car allowance of $1,250.00 per month.
     (g) The parties recognize that Executive will need to relocate his principal residence to the Phoenix, Arizona metropolitan area. The Company agrees to reimburse the Executive for costs and expenses equaling up to $125,000 relating to acquiring, establishing and maintaining a residence in the Phoenix metropolitan area, including any travel expenses incurred by Executive and/or his spouse, in each such case, as incurred between the Effective Date and the second anniversary thereof. The Executive must submit to the Company a reimbursement request for these expenses within ninety (90) days of the date the expenses are incurred and the Company agrees to reimburse Executive within thirty (30) days of receipt of such reimbursement request. This reimbursement allocation is not intended to alter the “at will” relationship between the Executive and the Company as set forth in Section 3 below. If the Executive’s Date of Termination of employment occurs prior to the second anniversary of the Effective Date, the Executive shall forfeit any rights to such reimbursement allocation for expenses incurred after (but not before) the Date of Termination of his employment with the Company, for whatever reason.
     (h) During the Employment Period, the Executive shall be entitled to at least five (5) weeks of paid vacation time for each calendar year in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified in the future for employees of the Company generally.
     (i) During the Employment Period, the Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.
3. Employment Period.
The Company shall employ the Executive on the terms and subject to the conditions of this Agreement commencing as of the Effective Date. Notwithstanding anything herein, the Executive agrees and understands that there is no set term or employment period pursuant to this Agreement and nothing herein alters the “at-will” nature of his employment. The period during which Executive is employed by the Company pursuant to the term of this Agreement, commencing on the Effective Date, shall be referred to herein as the “Employment Period”. The Executive’s employment hereunder and the Employment Period will terminate upon the occurrence of any of the following events:
     (a) Death. The Executive’s employment hereunder shall terminate upon his death.
     (b) Disability. The Company or Executive shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period the Executive shall not have returned to the performance of his duties on a full-time basis. Nothing in this Agreement shall be interpreted to affect or limit any party’s rights or obligations under the Americans with Disabilities Act or similar state law.
     (c) Cause. For purposes of this Section, “Cause” shall mean termination of Executive’s employment by the Company resulting from a determination by the Company that the Executive has (i) been arrested for or convicted of a criminal offense involving dishonesty, fraud, theft, embezzlement, breach of trust or moral turpitude; (ii) performed an act or failed to act which, if he were prosecuted and convicted, would constitute a crime involving money or property of the Company; (iii) violated the provisions of Section 8 pertaining to confidential information; or (iv) willfully refused to perform the duties lawfully and reasonably assigned by the Board to Executive in writing and consistent with his status as CEO or member of the Board; provided however that this Section 3(c)(iv) shall not apply following a Change in Control as defined in Section 5(c). The foregoing is an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive’s employment for Cause. The Board shall provide Executive with 30 days advance written notice detailing the basis for a termination of employment for Cause. During the 30 day period after Executive has received such notice, Executive shall have an opportunity to cure or remedy such alleged Cause events and to present his case to the full Board (with the assistance of his own counsel) before any termination for Cause can be finalized by a vote of a majority of the Board. Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30 day cure/remedy period. At the Company’s sole discretion, during this 30-day period the Company may bar the Executive’s access to the Company offices or facilities or may provide the Executive with access subject to terms and conditions as the Company chooses to impose.
     (d) Without Cause. At any time during the Employment Period, the Company may terminate the Executive’s employment hereunder without Cause if such termination is approved by a majority of the Board. Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) or result from the death or Disability of the Executive under Sections 3(a) or (b) shall be deemed a termination without Cause.
     (e) Voluntarily. The Executive may voluntarily terminate his employment hereunder (other than for Good Reason or Disability), provided that the Executive provides the Company with notice of his intent to terminate his employment at least four (4) weeks in advance of the Date of Termination (as defined in Section 4 below). In the event Executive terminates his employment or ceases his duties without providing four (4) weeks notice or fails to fulfill Executive’s principal job responsibilities during such notice period, the Company, at its option and without regard to Section 3(c), may deem Executive’s employment terminated for Cause.
     (f) For Good Reason. The Executive may terminate his employment hereunder for Good Reason and any such termination shall be deemed for all purposes under this Agreement a termination by the Company without Cause. For purposes of this Agreement and subject to Section 5(c), “Good Reason” shall mean (i) a material breach of this Agreement by the Company (without a prior material breach of this Agreement by the Executive), (ii) circumstances that give rise to a constructive termination under applicable state law, (iii) a material diminution in the Executive’s authority, duties or responsibilities, (iv) if Executive no longer is reporting solely to the Board, (v) a material diminution in Executive’s Base Salary, or (vi) a material change in the geographic location at which the Executive must perform his services hereunder, provided that for any of (i) through (vi) above, the Executive shall notify the Company within ninety (90) days after the event or events which the Executive believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company with a thirty (30) day period after delivery of such notice to cure such breach or diminution. In order for the Executive to terminate his employment hereunder for Good Reason, the Date of

Termination shall in any case be a date no later than two years following the initial existence of the event or events described in any of (i) through (vi) above which constitute Good Reason hereunder. In order for the Executive to terminate his employment hereunder for Good Reason, the Date of Termination shall in any case be a date no later than two years following the initial existence of the event or events described in any of (i) through (vi) above which constitute Good Reason hereunder.
4. Termination Procedure.
     (a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).
     (b) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is being terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than four (4) weeks after the Notice of Termination is delivered to the Company, or such earlier date as the Company elects to terminate Executive’s employment for Cause pursuant to that section, (iv) if the Executive terminates his employment for Good Reason pursuant to Section 3(f) herein, thirty (30) days after the Notice of Termination, and (v) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination. To the extent necessary to comply with Code Section 409A, the Date of Termination must also represent a “separation from service” within the meaning of Code Section 409A.
5. Termination Payments.
Upon the termination of the Executive’s employment for any reason, on the Date of Termination the Company shall pay Executive for: (i) any accrued but unused vacation as of the Date of Termination, (ii) Base Salary through the Date of Termination (to the extent not theretofore paid); and (iii) any unreimbursed expenses. In addition, upon the termination of the Executive’s employment for any reason other than voluntarily by the Executive other than for Good Reason, on the Date of Termination the Company shall pay Executive any unpaid Bonus from a prior completed fiscal year. In addition, after any such Date of Termination, Executive shall continue to be entitled to receive from the Company: indemnification and coverage under the Company’s directors and officers liability insurance policy and his vested employee awards and benefits (the items referenced in this sentence are collectively the “Vested Claims”). All of the items to which Executive is entitled to under this paragraph are the “Accrued Benefits”. The Accrued Benefits shall be provided to Executive without Executive having to provide a release of claims to the Company.

     (a) Without Cause. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause, the Executive shall be entitled to the continuation of Base Salary for twenty-four (24) months following the Date of Termination, which shall be paid at the times specified in Section 2(a) provided however that the first installment shall be paid to Executive on the 60th day after the Date of Termination and shall be in an amount equal to two months of Base Salary. In addition, (1) the Company shall pay the Executive’s life insurance premiums for a period of eighteen (18) months after the end of the month of the Date of Termination; and (2) (A) all unvested stock options, unvested restricted stock units and any other unvested equity-based awards or grants previously granted to the Executive shall become fully vested and will be fully exercisable or paid in accordance with the terms of any applicable grant or award agreements and plans governing such awards or grants, and (B) all stock options (both vested and unvested) granted on or after the Effective Date will remain fully exercisable until the tenth anniversary of the grant date of such options. Notwithstanding the foregoing, the payments and benefits provided in this Section 5(a) are subject to and conditioned upon the Executive (i) formally resigning in writing from the Board and as an officer and director of any subsidiary of the Company, (ii) executing a general release and waiver (substantially in the form attached hereto as Exhibit A) and delivering it to the Company within 50 days after the Date of Termination of employment, waiving all employment related claims (except the Vested Claims) the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors and containing a 24-month non-solicitation and non-compete clause (with severance payments extending for the length of these obligations), and (iii) the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof. Except as provided in this Section 5(a), the Company shall have no additional obligations under this Agreement in connection with a termination of the Executive’s employment during the Employment Period by the Company without Cause.
     (b) Cause, Disability, Death or Voluntarily other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by (i) the Company for Cause, (ii) voluntarily by the Executive other than for Good Reason, or (iii) as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, the Accrued Benefits. In addition, if the Executive’s employment is terminated as a result of the Executive’s death or Disability, all vested stock options granted on or after the Effective Date will remain fully exercisable until the first anniversary of the date of the Executive’s death or Disability. Except as provided in this Section 5(b), the Company shall have no additional obligations under this Agreement in connection with the termination of Executive’s employment pursuant to the reasons set forth in this Section 5(b).
     (c) Change in Control. Upon the occurrence of a Change in Control all unvested stock options, unvested restricted stock units and any other unvested equity-based awards or grants previously granted to the Executive shall become fully vested and will be exercisable or paid in accordance with the terms of any applicable grant or award agreements and plans governing such awards or grants.
On and after a Change in Control, the term “Good Reason” as defined in Section 3(f) shall also specifically include circumstances in which the Company (or its successor entity in a Change in Control) has created a position for the Executive which results in him no longer being the president and chief executive officer of the successor parent company (in the case of a merger or acquisition) or created a situation wherein the Executive no longer reports directly to the Board (or any successor board).
For purposes of this Agreement, a “Change in Control” shall mean and include the first to occur after the Effective Date of any of the following transactions or events:
          (i) Any sale or transfer of all or substantially all of the assets of the Company to an entity not under direct or indirect control by, or under common control with, the Company;
          (ii) A merger or consolidation involving the Company, unless the shareholders of the Company receive in the transaction, with respect to their stock in the Company, stock or other securities representing a majority in voting interest of the acquiring entity’s equity securities;
          (iii) Any sale of a majority voting interest of the outstanding stock of the Company by the holders thereof in a single transaction or series of related transactions;
          (iv) Any change in a majority of the members of the Board that occurs at a single meeting of shareholders or by virtue of any action taken, pursuant to applicable law and in accordance with the charter and bylaws of the Company, by shareholders in lieu of a single meeting; or
          (v) Any event constituting a “change of control” as defined in the Company’s 2000 Broad Based Employee Stock Option Plan or any similarly defined term in any replacement equity compensation plan.
In the event of any Change in Control, the Company shall cause the successor entity (if applicable) to explicitly assume all obligations under this Agreement, and this Agreement shall continue to be enforceable by the Executive following any Change in Control.
     (d) Specified Employee Status. In addition, notwithstanding any other provision of this Agreement to the contrary, in the event that upon Executive’s “separation from service” within the meaning of Code Section 409A) he is then a “specified employee” within the meaning of Section 409A of the Code, as determined in accordance with the Section 409A methodology in place or established by the Company as in effect on the Date of Termination (a “Specified Employee”), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation,” subject to Code Section 409A, which is payable as a result of (and would otherwise be paid within six (6) months following) such separation from service, shall instead be paid to the Executive on the Delayed Payment Date. The “Delayed Payment Date” shall, for purposes of this Agreement, mean the earlier of (a) the first business day of the seventh month after Executive’s separation from service, or (b) ten (10) days after the Company receives written notice of Executive’s death. All payments not payable within such six-month period for purposes of Code Section 409A shall be paid on the dates, or according to the schedule, provided for herein.

     (e) Code Sections 280G and 4999. If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Code Section 4999 (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, will constitute an “excess parachute payment” within the meaning of Code Section 280G; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5(e) will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5(e). The Company will provide the Executive with all information reasonably requested by the Executive to permit Executive to make such designation.
6. Legal Fees.
In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.
7. Non-Solicitation and Non-compete.
     (a) Non-solicitation. For the Time Period (as defined below), the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its subsidiaries to perform services for any entity (other than the Company or its subsidiaries), or attempt to induce any such employee to leave the employment of the Company or its subsidiaries. For the Time Period (as defined below), the Executive, will not, directly or indirectly, induce or solicit any Customer to do business with any Competing Business or reduce, curtail or eliminate the business that any such Customer conducts with the Company.
     (b) Non-compete. For the Time Period (as defined below), the Executive will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business in any location within the Area (as defined below). For purposes of this paragraph, the Executive will not be considered to be connected with any Competing Business solely on account of his ownership of less than 5% percent of the outstanding capital stock or other equity interests in any entity carrying on the Competing Business. Notwithstanding the foregoing, the Executive may cancel this non-compete obligation, at any time, by providing five (5) business days prior written notice to the Company documenting his election to (1) terminate the non-compete provision, and (2) forego any remaining severance payment(s) of the Company, whether under this Agreement or any other. In connection with the termination of such non-compete obligation of the Executive and severance obligations of the Company, the Executive will sign a release of rights to further severance (whether under this Agreement or any other) in a form approved by the Company and such agreement will also expressly release Executive from any non-compete obligations. The exercise of this election set forth in this Section 7(b) shall not in any way alter any of the Executive’s other obligations and covenants hereunder, including his non-solicitation and confidentiality obligations which shall continue as set forth in this Agreement.
     (c) Definitions. For purposes of this Section 7, the following definitions apply:
          (i) “Area” shall have no geographic limitation because the Company is an international corporation operating in all defense markets throughout the world, provided however, that is a court of law determines that such a geographic scope is unenforceable, “Area” shall mean the continental Unites States.
          (ii) “Competing Business” means any business that designs, manufactures, sells, provides or purchases defense electronics of any kind within the Area.
          (iii) “Customer” means (i) any customer with whom the Executive dealt at any time in the 12-month period that preceded the end of his Employment Period, or about whom he acquired Confidential Information in the course of his employment; and (ii) each actively sought prospective customer of the Company with whom he dealt at any time in the 12-month period that preceded the end of his Employment Period, or about whom he acquired Confidential Information in the course of his employment.
          (iv) “Time Period” means the period beginning as of the Effective Date and ending on the date that is two (2) years after the Date of Termination; provided, however, that if a court determines that such period is unenforceable or longer than needed to protect the Company’s interests, then the Time Period shall end on the date that is one (1) year after the Date of Termination.
8. Confidentiality; Non-Disclosure; Non-Disparagement.

     (a) During the Employment Period and thereafter, the Executive shall hold in strict confidence any proprietary or Confidential Information related to the Company, its subsidiaries or affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company, its subsidiaries or affiliates (in whatever form) which is not generally known to the public, and which derives value from not being generally known, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.
     (b) Upon the termination of the Employment Period, the Executive shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) the Company, its subsidiaries or affiliates, which is of a confidential nature relating to the Company, its subsidiaries or affiliates, or, without limitation, relating to any of their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.
     (c) The Executive shall not defame or disparage the Company, its subsidiaries or affiliates and their officers, directors, members or executives and the Company similarly agrees to not defame or disparage the Executive. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company, its subsidiaries or affiliates or their directors, members, officers or executives. Nothing in this Agreement shall be shall be construed to limit, impede or impair the right of any party to communicate with government agencies regarding matters that are within the jurisdictions of such agencies.
9. Injunctive Relief.
It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to seek an injunction restraining the Executive from violating such restrictive covenant (without posting any bond or other security). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company applicable damages that are awarded by a court.
10. Representations.
     (a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.
     (b) The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to this duties and responsibilities hereunder.

11. Miscellaneous.
     (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
White Electronic Designs Corp.,
3601 E. University Drive,
Phoenix, AZ 85034
Attention: Chairman of the Board
     If to the Executive, to the address for the Executive on file with the Company at the time of the notice or to such other address as any party hereto may designate by notice to the others.
     (b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that, except as otherwise expressly stated in this Agreement, stock options or other equity-based awards or grants made to the Executive shall be governed by the relevant plan and any other related grant or award agreement and any other related documents). In the event of any conflict in terms between this Agreement and any other agreement or plan or policy between Executive and the Company, the terms of this Agreement shall prevail and govern.
     (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
     (d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
     (e) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the

Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
     (f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company’s forbearance or failure to take action.
     (g) The Company and the Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason by giving written notice as provided herein. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement.
     (h) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
     (i) The payments and other consideration to the Executive under this Agreement shall be made without right of offset or any duty of mitigation by Executive.
     (j) This Agreement is intended to constitute an enforceable contract for the payment of compensation, severance and certain other benefits. The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, the Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the amounts of any benefits due to the Executive hereunder. In addition, to the extent required by Code Section 409A, any expense reimbursement payments to Executive must be made by no later than the end of Executive’s taxable year following the taxable year in which the expense is incurred. Such reimbursement or in-kind benefit rights may not be subject to liquidation or exchange for another benefit.
     (k) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law.

     (l) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     (m) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
     (n) The Company agrees that no public announcement regarding Executive’s employment with the Company shall be made prior to the Effective Date and further agrees that the content of any such public announcement shall be subject to Executive’s reasonable approval.
     (o) Subject to the Executive executing this Agreement and actually commencing employment with the Company, the Company shall pay for up to a maximum of $5,000 in reasonable legal fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement. The Company shall directly make full payment to Executive’s legal counsel (up to a maximum of $5,000 of reasonable accrued fees) within 30 days after the Company’s receipt of applicable invoices and such invoices shall be provided to the Company within 60 days of the Executive’s execution of this Agreement

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

White Electronic Designs Corporation:

Name:	Brian R. Kahn
Title:	Chairman of the Board

Executive:

Name:	Gerald R. Dinkel

EXHIBIT A
FORM OF SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
     This Severance Agreement and Release of Claims (“Agreement”) is made and entered into on [___] by and between [___] (“Executive”) and White Electronic Designs Corporation and all of its affiliated companies and divisions (collectively referred to as “Company”) and is intended by the parties hereto to settle and dispose of all claims and liabilities that exist between Executive and Company as indicated herein.
RECITALS
     A. Executive is the [INSERT OFFICER TITLE] and [a member of the Board of Directors (“Board”) of the Company].
     B. As of the date hereof, Executive has tendered his resignation which will be effective as of [___] (the “Resignation Date”). Executive will, as of the date hereof, resign from his position as [___] and as a member of the Board and any other positions he holds on the Board or offices he holds with the Company and with each of Company’s subsidiaries and affiliated entities on that date.
     C. By entering into this Agreement, the parties mutually and voluntarily agree to be legally bound by the terms set forth below.
COVENANTS
     NOW, THEREFORE, for valuable consideration, the parties agree as follows:
I.
     A. [INSERT CASH COMPENSATION OWED PURSUANT TO EMPLOYMENT AGREEMENT],
     B. [INSERT EQUITY ACCELERATION AND OTHER ADJUSTMENTS PURSUANT TO EMPLOYMENT AGREEMENT]:
     C. Executive agrees that any other unvested right to receive Company securities shall terminate on the Resignation Date.
     D. Executive acknowledges that upon receipt of the above, he is not owed any further money or any further equity compensation by the Company. Executive also agrees to reasonably cooperate to the extent required with respect to timing of payments hereunder for purposes of complying with Section 409A of the Internal Revenue Code.
     E. Effective as of the Resignation Date, Executive hereby resigns his position as an employee and executive officer of the Company [and member of the Board], and any other positions he holds with the Company and with each of Company’s subsidiaries and affiliated entities and the Company hereby accepts the resignation(s). At the request of Company,

Executive agrees to execute any documents reasonably requested to effectuate or to facilitate his resignation(s).
II.
     In consideration of the compensation and covenants set forth in Paragraph I above and the covenants herein:
  A. Executive, on behalf of himself, his marital community if any, and his heirs or assigns, expressly releases Company and its subsidiaries, affiliated companies, directors, officers, all of their agents, employees, and attorneys; and all their predecessors and successors (collectively the “Released Entities”) from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER WHICH EXECUTIVE HAS, HAD, OR MAY HAVE HAD AGAINST COMPANY OR ANY OR ALL OF THE RELEASED ENTITIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT AND EXISTING FROM THE BEGINNING OF TIME TO THE DATE OF THE EXECUTION OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO EXECUTIVE’S SERVICE WITH THE COMPANY AND HIS RESIGNATION.
     By signing this Agreement, Executive agrees to FULLY WAIVE AND RELEASE ALL CLAIMS without limitation, such as attorneys’ fees, and all rights and claims arising out of, or relating to, his employment service to the Company and resignation from the Board including, BUT NOT LIMITED TO, any claim or other proceeding arising under (without assuming the applicability of such statute or law to the Board or other service of Executive):
•	The Civil Rights Act of 1866 (“Section 1981”);

•	Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991;

•	The Americans with Disabilities Act (“ADA”) and its subsequent amendments;

•	The Age Discrimination in Employment Act (“ADEA”);

•	The Labor Management Relations Act (“LMRA”);

•	The National Labor Relations Act (“NLRA”);

•	The Fair Labor Standards Act (“FLSA”);

•	The Family and Medical Leave Act of 1993 (“FMLA”) and its subsequent amendments;

•	The Arizona Civil Rights Act;

•	The Arizona Employment Protection Act;

•	The Older Workers Benefit Protection Act;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”); and/or

•	Any common law or statutory cause of action arising out of Executive’s employment or termination of employment with the Company.
     This Agreement may be used by the Company to completely bar any action or suit before any court, arbitral, or administrative body, other than with respect to any claim under federal,

state, local or other law relating to the obligations under this Agreement. Furthermore, Executive specifically agrees that, except as set forth herein, he will not be entitled to any further payment of any kind from the Company or its Board. Notwithstanding any provision hereof to the contrary, however, Executive does not release his rights to indemnification under provisions of the Company’s articles of incorporation, bylaws or applicable law or to continuing coverage under the Company’s directors and officers liability insurance policy.
       Executive represents and warrants that he is the sole and lawful owner of all right, title and interest in and to every claim and other rights that are being released above and that no other party has received any assignment or other right of substitution or subrogation to any such claim or right. Executive also represents that he has the full power and authority to enter into the waivers and releases set forth in this Agreement. With respect to the foregoing release, Executive hereby waives all rights or protection under law of any state, territory, country or any political division thereof, to the extent applicable, which purports to restrict or govern the granting of waivers and releases (such foregoing language is not intended to indicate that the law of any jurisdiction other than Arizona is applicable to this Agreement).
     B. Executive shall deliver to Company any Company property, including any documents, materials, files, or computer files, or copies, reproductions, duplicates, transcriptions, or replicas thereof, relating to Company’s business or affairs, which are in Executive’s possession or control, or of which Executive is aware.
     C. After the date hereof, Executive hereby agrees to continue to comply with the fiduciary duties applicable to all members of the Board with respect to matters under his purview while a member of the Board and to comply with the “prohibition on securities trading using inside information” and the “treatment of confidential information“ as contained in the Company’s Code of Ethics and Business Conduct. In addition, Executive hereby agrees to comply with other provisions of the company’s policies, including the Code of Ethics and Business Conduct, to the extent such provisions remain relevant to Executive after the date hereof, particularly with respect to his knowledge of the Company’s operations and proprietary information. In this regard, the Executive agrees to comply with the Company’s Insider Trading Policy from the Resignation Date until such time that he reasonably determines that he no longer is in possession of non-material public information of the Company (unless otherwise specifically provided by the Company’s Insider Trading Policy).
     D. Executive acknowledges that in the course of his service with the Company, he has been allowed to become acquainted with the Company’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the “Confidential Information”) concerning the Company’s and its affiliates’ business. Executive understands and acknowledges that the Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case,

Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (ii) such Confidential Information becomes generally known to and available for use in the Company’s industry, other than as a result of any action or inaction by Executive, directly or indirectly; or (iii) such information has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Executive agrees this covenant shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement. Executive further agrees that he will not use such Confidential Information in competing, directly or indirectly, with the Company or provide such Confidential Information to other party or entity for the purpose of competing with the Company. Consistent with Section II.B above, as of the date hereof, Executive will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his service with the Company.
     E. [For a period of two years after the Resignation Date, Section 7 of Executive’s Employment Agreement shall remain in effect and be fully enforceable against Executive pursuant to the terms thereof.]
III.
     The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provision. If the scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise overbroad, Executive agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.
IV.
     Executive agrees, for a period of two years after the Resignation Date, that he will not seek nor accept employment or Board service in the future with the Company or any of its subsidiaries, affiliates, successors, or divisions.
V.
     By his signature below, Executive affirms that he has been given at least 21 days during which to consider this Agreement. Executive has been advised to seek legal counsel and his legal counsel has been provided the opportunity to review and comment on this Agreement prior to signing this Agreement.
VI.
     The Company and Executive mutually agree not to disparage the other, either directly or indirectly. However, nothing in this Section precludes either party from testifying or participating in any legal proceeding in which the party is required by law to provide information about the other party.

VII.
     Executive may revoke this Agreement at any time within seven (7) days following his execution of this Agreement. Such revocation must be provided in writing and received during the seven (7) day revocation period. To be effective, the revocation must be received by the following individual:
[INSERT PROPER OFFICER]
White Electronic Designs Corporation
3601 East University Drive, Suite 475
Phoenix, AZ 85034
     This Agreement shall not become effective or enforceable until the foregoing revocation period has expired.
VIII.
     Other than as specifically and explicitly set forth herein and in Executive’s employment agreement with the Company [dated as of August ___, 2009], this Agreement supersedes and replaces all prior discussions, understandings, and oral agreements between the parties except as noted herein, and contains the entire agreement between them on the matters herein contained. This Agreement may not be changed orally, but only by a written agreement signed by Executive and Company.
IX.
     The laws of the State of Arizona will govern and apply to this Agreement.
X.
  Except as to claims, rights or demands that arise from Executive’s obligations to Company under this Agreement, the Company, on behalf of itself and its subsidiaries, affiliated companies, and all their predecessors and successors hereby release Executive and his attorneys, heirs or assigns, (collectively the “Released Parties”) from ANY AND ALL KNOWN RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER WHICH THE COMPANY HAS, HAD OR MAY HAVE HAD AGAINST THE RELEASED PARTIES OR ANY OR ALL OF THE RELEASED PARTIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT AND EXISTING FROM THE BEGINNING OF TIME TO THE DATE OF THE EXECUTION OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO EXECUTIVE’S SERVICE WITH THE COMPANY, WHETHER AS AN EMPLOYEE, EXECUTIVE OFFICER OR MEMBER OF THE COMPANY’S BOARD OF DIRECTORS OR ANY COMMITTEE THEREOF.

     Other than with respect to his obligations under this Agreement, this Agreement may be used by Executive to bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local or other law.

The parties execute this Agreement as of the date first written above.
EXECUTIVE
_________________________
[INSERT OFFICER NAME]
WHITE ELECTRONIC DESIGNS CORPORATION
_____________________________
By:
Title: